Exhibit 10.2

LEASE

TECHNOLOGY PARK

BETWEEN

124 TECHNOLOGY PARK WAY, LLC

LANDLORD

AND

GREEN MOUNTAIN COFFEE ROASTERS, INC.

TENANT

THIS LEASE is made by and between 124 Technology Park Way, LLC, a Vermont limited liability company with a principal place of business in South Burlington, Vermont (“Landlord”); and Green Mountain Coffee Roasters, Inc., a corporation with a principal place of business at 33 Coffee Lane, Waterbury, Vermont 05676 (“Tenant”).

1.                                      DESCRIPTION OF PREMISES.

The Landlord hereby leases to the Tenant all of the property located at 124 Technology Park Way, Technology Park, South Burlington, Vermont, containing 5 acres, more or less, and known as Lot 2 of Technology Park (the “Property”), as shown on the site plan attached to this Lease as Exhibit A, together with the building on the Property (the “Building”), floor plans of which are attached hereto as Exhibit B and made a part hereof, which includes approximately 48,395 net square feet (approximately 53,500 gross rentable square feet) (the Property and the Building are collectively the “Premises”). Tenant and its customers and invitees shall also have the exclusive right to use driveways, parking areas, entrance ways, walks, lobbies, elevators, emergency access, and other areas now in place on the Premises and hereafter from time to time added and made available on the Premises, subject to the rights of the Landlord and Landlord’s agents and contractors to perform Landlord’s obligations and exercise Landlord’s rights hereunder, and those sidewalks and drives to the extent currently dedicated to the general public (“Common Areas”) and subject to such reasonable rules and regulations as Landlord may from time to time promulgate governing the same, provided no such Landlord rule or regulation shall adversely impact Tenant’s business conducted at the Premises or diminish Tenant’s rights hereunder. Notwithstanding the foregoing, Tenant shall not have the right to fence the Property or Premises, install security or access limiting devises on the parking, or perform landscaping on the Property. Tenant shall be entitled to the use of all 191 parking spaces in the designated parking area on the Property shown on Exhibit A.

Landlord shall provide reasonable light for all driveways, sidewalks and parking areas on the Premises as set forth on Exhibit A, and shall maintain such driveways, walkways and parking areas at all times in a clean, safe condition and in good repair.

2.                                      COMMENCEMENT AND TERM.

The initial term of this Lease shall be for seven (7) years (the “Initial Term”) and shall commence on the earlier of (i) the date Tenant occupies the Premises as offices; or (ii) October 1, 2011 (the “Occupancy Date”). Subject to Paragraph 10, Tenant’s obligation to pay Rent shall accrue from the Occupancy Date (for such purposes, and subject to Paragraph 10, the “Rent Commencement Date”). Should this Lease be renewed following the Initial Term, it shall be pursuant to the provisions in Paragraph 27 of this Lease and Exhibit C hereto, which is discussed below in Paragraph 27. The complete term of this Lease, including any renewal term(s), if and when exercised by Tenant, is referred to herein as the “Term” of the Lease.

3.                                      RENTAL PAYMENTS.

A.                                    Rental Payments.

Rent shall include a base rent (“Base Rent” as set forth below) plus Tenant’s share of operating expenses (“Operating Expenses” set forth below). Each payment of Base Rent and Operating Expenses (together, the “Rent”) shall be made in lawful money of the United States, in equal monthly installments in advance on the 25th day of the preceding month during the Initial Term at the Landlord’s address specified in Paragraph 28 below, or such other place as Landlord may designate. If the Initial Term of this Lease does not begin on the first day or end on the last day of a month, the Rent for that partial month shall be prorated by multiplying the Rent by a fraction, the numerator of which is the number of days of the partial month included in the Initial Term and the denominator of which is the total number of days in the full calendar month. Except as specifically provided in this Lease, the obligation of the Tenant to pay the rent specified herein and all other sums payable by Tenant hereunder shall be absolute and unconditional under any and all circumstances, without notice or demand and without abatement, deduction or setoff. If Tenant shall not pay the Rent or any other sum payable under this Lease within ten (10) days after it is due, the Tenant shall pay (i) a late charge equal to five percent (5%) of the unpaid amount plus (ii)

interest at the rate of one percent (1%) per month on the remaining unpaid balance retroactive to the date originally due, until paid.

B.                                    Base Rent.

Tenant agrees to pay the annual rental set forth in Exhibit D attached hereto and made a part hereof (the “Base Rent”) pursuant to the terms set forth above in Paragraph 3A.

C.                                    Operating Expenses.

In addition to the Base Rent described above, commencing on the Rent Commencement Date, Tenant shall pay to Landlord Tenant’s Pro Rata Share (as defined below) of Operating Expenses, as detailed in subparagraph (ii) below.

(i)                                     For the initial period of the Lease Term ending on December 31, 2011, the total estimated annual Operating Expenses shall be $263,023, payable in monthly installments of 1/12th of the annual estimate and a monthly total Operating Expenses at the Premises for the first Lease year is attached to this Lease as Exhibit E. Tenant’s Pro Rata Share of Operating Expenses shall be 100%, representing Tenant’s percentage share of the total gross usable square footage in the Building. As soon as practicable after December 31, 2011, Landlord will calculate actual Operating Expenses for the previous year, and shall provide Tenant with an itemized accounting of same together with basic supporting information, along with the revised total estimated annual Operating Expenses for the then-current Lease year, which also shall be payable in monthly installments of l/12th of the annual estimate, subject however to any credit which may be due pursuant to this paragraph 3(C)(i). Landlord shall provide detailed supporting information promptly following a request by Tenant for the same. At that time, if Tenant’s Pro Rata Share of the actual Operating Expenses for the previous year exceeded the amount paid by Tenant, Tenant shall have sixty (60) days from the date of written notice from Landlord to pay the difference. If Tenant’s Pro Rata Share of actual Operating Expenses for the previous year is less than the amount paid by Tenant, Tenant shall receive a credit against the next month’s (or months’, as the case may be) Pro Rata Share of Operating Expenses in that amount. Upon the termination of the term of this Lease, final adjustments will be made by the parties in a similar fashion after the end of the calendar year in which such termination occurs.

If Tenant wishes to dispute an amount shown on the annual statement of Operating Expenses, Tenant shall give Landlord written notice of such dispute within three (3) months after Tenant’s receipt of the annual statement. Promptly after the receipt of such notice, Landlord and Tenant shall endeavor in good faith to resolve such dispute. If such efforts do not succeed, Tenant shall have the right to cause a nationally or regionally recognized independent certified public accountant designated by Tenant, to be paid on an hourly and not a contingent fee basis, and otherwise reasonably acceptable to Landlord, to audit Landlord’s records pertaining to the Premises and the Operating Expenses, provided that Tenant (i) notifies Landlord in writing of Tenant’s intention to audit within thirty (30) days after the initial Tenant written notice of dispute referenced above, (ii) actually begins such audit within the subsequent thirty (30) day period, and (iii) diligently pursues the audit to completion as quickly as reasonably possible. Tenant shall bear all costs of such audit, including Landlord’s actual copying costs and personnel costs, if any, incurred in connection with such audit, except that if the audit (as certified by the auditor) shows an aggregate overstatement of Operating Expenses by three percent (3%) or more, then Landlord shall bear all costs of the audit.

(ii)                                  Landlord is responsible for ensuring that all Operating Expenses assessed against Tenant are reasonable, actual and necessary out-of-pocket expenses of Landlord (except Landlord may use its normal accrual method of accounting), obtained at prices that are consistent with practice for comparable (Class A office) facilities in the Burlington, Vermont area, consistent with the types of operating expenses charged to tenants in comparable facilities in the Burlington, Vermont area, and are directly attributable to the operation, maintenance, management, and repair of the Premises (all as may be more fully described in, and subject to, Paragraphs 6, 7 and 8 of this Lease), including, driveways, walks and other improvements reasonably necessary to support the use and occupancy of the Premises, as determined under generally accepted accounting principles consistently applied, including but not limited to (for the avoidance of doubt, to the extent there may be two or more items listed below that would ordinarily be interpreted as being the same, it shall only be counted once in the determination of any fees or charges hereunder):

(1)                                 property taxes;

(2)                                 snow and debris removal from all parking lots, driveways, sidewalks and emergency exits in or on 124 Technology Park Way, and to Tenant’s standards and specifications;

(3)                                 landscaping, including maintenance of the parking lots and lawns, trees, shrubbery, walkways, and sidewalks at 124 Technology Park Way;

(4)                                 maintenance of the roof, exterior shell and structural elements of the Building;

(5)                                 exterior lighting as shown on Exhibit A;

(6)                                 sprinkler system, water entrance into the Building, fire alarm system and panel;

(7)                                 the base HVAC, plumbing, electrical systems located in the mechanical room;

(8)                                 salaries, and other compensation (excluding officers and management of Landlord higher than the Building Manager); including payroll, income, unemployment and social security taxes, vacation, holiday, and other paid absences; and welfare, retirement, and other fringe benefits; that is paid to employees of Landlord engaged in the actual operation, repair, management, or maintenance of the Premises, pro-rated to reflect time spent by such employee on the actual operation and management of the Premises, including the following; provided, however, that for the avoidance of doubt, Tenant and Landlord agree that since Tenant will be occupying 100% of the Property, Tenant will be taking care of the interior of the Building and will not require the services of any of Landlord employees, agents or contractors therefor except as expressly provided for herein; and provided, further, that in such instance Tenant acknowledges that if it requests Landlord’s assistance in the interior or such interior work is required under the terms of this Lease, the costs of the same will be fully passed through to Tenant, without any up- or surcharges thereto (except that Landlord may charge a five percent (5%) management fee for work requested by Tenant that is not chargeable as an Operating Expense), and otherwise subject to the conditions of and to the extent allowable as an Operating Expense under this Lease;

(a)                                 inspectors;

(b)                                 window cleaners, miscellaneous repair persons, janitors, cleaning personnel; and

(c)                                  engineers, mechanics, electricians, and plumbers; but not more than one on-premises full-time manager or superintendent and only to the extent and for such time as may be required to perform Landlord’s obligations under the Lease and/or complete the work requested by Tenant;

(9)                                 repairs and maintenance of the Premises and the cost of supplies, materials, and equipment for Premises repairs and maintenance, that under generally accepted accounting principles consistently applied, would not be capitalized;

(10)                          premiums and other charges incurred by Landlord for insurance on the Premises as follows:

(a)                                 fire insurance, extended coverage insurance, and earthquake, windstorm, hail, and explosion insurance;

(b)                                 public liability and property damage insurance;

(c)                                  boiler and machinery insurance; sprinkler leakage, water damage, water damage legal liability insurance; burglary, fidelity, and pilferage insurance on equipment and materials;

(d)                                 insurance Landlord is required to carry under Paragraph 15; and

(e)                                  other insurance as is customarily carried by operators of comparable commercial/industry buildings in the Chittenden County area;

(11)                          costs incurred for inspection and servicing, including all outside maintenance contracts necessary or proper for the maintenance of the Premises, such as janitorial and window cleaning, rubbish removal, exterminating, water treatment, electrical, plumbing, and mechanical equipment, and the cost of materials, tools, supplies, and equipment used for inspection and servicing;

(12)                          Intentionally omitted

(13)                          sales, use, and excise taxes on goods and services purchased by Landlord with respect to goods and services used specifically on or for the Premises under the Lease;

(14)                          license, permit, and inspection fees;

(15)                          management fees (calculated at fifteen percent (15%) of the real estate taxes, assessments and other Operating Expenses described herein) paid to a person or entity other than Landlord;

(17)                          the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any equipment or capital improvements made by Landlord after the Premises was fully assessed as a completed and occupied unit and the Lease was signed, as a labor-saving measure or to accomplish other savings in operating, repairing, managing, or maintaining of the Premises, but only to the extent of the savings;

(18)                          any costs for substituting work, labor, materials, or services to the extent the same are used in place of any of the above items, or for any additional work, labor, materials, services, or improvements to comply with any governmental laws, rules, regulations, or other requirements applicable to the Premises enacted after the Premises was fully assessed as a completed and occupied unit and the Lease was signed (unless such work is required due to a breach of Landlord’s obligations) or, that, at the time of substitution or addition, are considered operating expenses under generally accepted accounting principles consistently applied; and

(19)                          other costs reasonably necessary, but directly applicable, to operate, repair, manage, and maintain the Premises in a first class manner and condition, including charges for water, sewer, and excluding those utilities and consumables which are separately metered to Tenant.

Notwithstanding anything contained herein to the contrary, Operating Expenses shall not include (i) costs billed to and paid by any third parties; (ii) the cost of repairs or replacements resulting from insurable casualty losses or eminent domain takings, or from Landlord’s failure to comply with applicable laws, ordinances and permits; (iii) depreciation or amortization of the Premises or any part thereof, except as expressly permitted; (iv) replacement or contingency reserves; (v) payment of any debt or equity obligations; (vi) legal or other professional fees relating to leasing, financing or other services not related to the normal operation, maintenance, cleaning, repair and protection of the Premises; (vii) brokerage fees and commissions not resulting from Tenant’s breach of this Lease; (viii) promotional, advertising or public relations expenses; (ix) capital expenditures; (x) costs or expenses arising out of Landlord’s breach of its obligations under this Lease or any other lease for any portion of the Premises; or (xi) costs for services or expenses that are materially different than those set forth as items (1) through (19) above, unless such services or expenses are required by law or are necessary in the reasonable judgment of Landlord to keep the Premises competitive with similar properties in the Burlington, Vermont area. Operating Expenses shall be reduced by the amount of any proceeds, awards, payments, guarantees, credits or reimbursements, which Landlord actually receives from any third party and which are applicable to Operating Expenses less the cost reasonably incurred in recovering such amount.

4.                                      [Intentionally left blank]

5.                                      USE OF PREMISES.

The Tenant may use the Premises for the following purposes: general office and other similar uses permitted by South Burlington zoning and consistent with a first class business park. Notwithstanding the foregoing, the Tenant shall not otherwise use or occupy the Premises or allow any activity in or about the Premises which would (i) materially impair the value or usefulness of the Premises or the Building, (ii) adversely affect the fire and comprehensive insurance or liability insurance premiums payable by the Landlord with respect to the Building, (iii) constitute a public or private nuisance or waste or a violation of any state, local or federal statute, rule, regulation or ordinance, or (iv) unreasonably disturb or interfere with the use and occupancy of any other parts of the office park of which the Premises are a part. Tenant shall not use the Premises for any other purpose other than those specified above without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, provided that the proposed use complies with applicable law and does not violate any legal, contractual or lease requirements or non-compete provisions by which Landlord is bound.

6.                                      MAINTENANCE AND REPAIR.

The Tenant shall, throughout the term of this Lease, at its own cost and expense, maintain all aspects of the Premises other than specified as a Landlord responsibility under the next paragraph of this Paragraph 6, including without limitation the interior of the Premises (including all windows and doors), all interior equipment and plumbing, electrical and HVAC systems (except systems in the mechanical room), and such other fixtures as are used in connection with the occupancy of the Premises, including any and all replacements made by the Tenant, in such condition, repair and order, as the same now are or hereafter may be put, reasonable wear and tear, fire or other casualty, repairs that are the obligation of Landlord to make, or damage caused by the failure of the Landlord to make repairs hereunder, excepted. Tenant’s maintenance and repair obligations shall not be included, or charged to Tenant, as an Operating Expense except to the extent that they arise from Landlord’s performance of a Tenant obligation that Tenant has failed to perform, past any applicable notice and cure period (if any).

Landlord shall repair and maintain the roof, foundation, load-bearing walls, elevator equipment and elevator, fire panel and alarm, sprinkler system, plus the water entrance, boilers, chillers and appurtenances (including the chiller on the pad outside the west wall of the Building), utility lines and systems within the mechanical room, and other structural components of the Building in good condition and consistent with a first class office building. Landlord shall also maintain, or cause to be maintained, the retention pond and landscaping at the Property as is consistent with a first class office building. Landlord, at its own cost and expense, and without reimbursement from Tenant as an Operating Expense or otherwise, shall be responsible for all capital repairs and replacements at the Premises, and utility infrastructure to the Building, except as due to the negligence, willful misconduct, or gross negligence of the Tenant, or its employees, agents, or contractors, or caused by a breach by Tenant of its obligations under this Lease.

In the event of an emergency requiring Tenant to take preventative action, Tenant is authorized (but not required) to take reasonable remedial action and to promptly contact Landlord using commercially reasonable attempts, and Landlord will promptly reimburse Tenant for any reasonable costs associated with such remedial action upon presentation of reasonable documentation in substantiation of the emergency costs.

7.                                      UTILITIES AND SERVICES.

Landlord has installed water, gas, electricity, sewage disposal, and other utilities to the Building based on Landlord’s plans and specifications for an office building, and Landlord has provided a fiber optic conduit to a manhole thirty feet from the Building. In the event Tenant’s use and occupation of the Premises requires more electrical power, gas, water and sewer usage than is currently specified for the Building, Tenant shall be responsible for any increased cost in installing and upgrading the lines, pipes and equipment associated with those services and facilities. The Premises are separately metered for electrical service and water service, and Tenant shall be responsible for paying for all electrical service and water service to the Premises. Landlord shall be responsible for snow and ice removal from the driveways, parking areas, emergency exits, and walkways at the Property, to be performed to Tenant’s customary standards. Tenant shall be responsible for removing rubbish and recyclable materials from the Premises and disposing of them in the receptacles provided by Tenant. Tenant shall be responsible for all costs associated with upgrading and expanding said utilities and services as a result of Tenant’s use of the Premises beyond normal and customary office use. In the event Tenant chooses to lease space at 30 Community Drive for a data center the Landlord acknowledges and agrees to allow Tenant at its sole cost and expense, including all applicable permits and approvals, to run data lines between 30 Community Drive and 124 Technology Park Way for Tenant’s own use and benefit so long as Tenant maintains a lease in good standing at both 30 Community Drive and at 124 Technology Park Way. Such lines shall be run within the road right of way, with all work performed in a neat and workman like manner with all disturbed areas repaired and returned to as near their original condition as practicable. Landlord shall cooperate with Tenant in obtaining all such permits and approvals. All such data lines and conduit shall remain the property of Tenant and may be removed or disconnected by Tenant at any time subject to municipal requirements. Tenant shall be entitled to install and maintain, at Tenant’s cost, a back-up generator on an existing concrete pad, together with associated facilities or improvements. Such generator and associated facilities and improvements shall remain Tenant’s personal property.

Tenant shall be responsible for obtaining and directly paying for all other utilities and services used at the Premises, including but not limited to interior trash removal, electricity to the Premises, gas, telephone, cable, and any telecommunication services at the Premises, including provision of fiber optic cabling from the manhole referenced above to the Building, and the subsequent provision of telecommunications services from a provider of Tenant’s choosing in the available marketplace. Landlord makes no representation or warranty that any particular telecommunications provider will serve the Building, however Landlord represents that telecommunications providers currently serve Landlord’s business park. Tenant is responsible for providing any and all janitorial or security services for the Building. Landlord does not have a security system for the Building other than customary locks on the exterior doors. Tenant is responsible for providing any interior locks or other security devices required by Tenant, including a “marlock” access control system.

The Landlord shall not be liable for any failure of water supply or electric current or of any service by any utility, nor for injury or damage to persons (including death) or property caused by or resulting from steam, gas, electricity, water, rain or snow which may flow or leak from any part of the Premises, or from any pipes, appliances or plumbing works of the same or from the street or subsurface or from any other place, nor from interference with light or other incorporeal hereditaments or easements, however caused, except as due to the willful misconduct, negligence of the Landlord, or its employees, agents, or contractors, or the breach of this Lease by Landlord. Except as set forth in this Paragraph 7, the Tenant specifically agrees to pay all charges for electricity, light, gas and telephone/cable/internet services consumed by Tenant at the Premises, and shall indemnify the Landlord against any and all liability on such account.

8.                                      COMPLIANCE WITH LAWS.

(a)                                 Compliance with Law.

Landlord shall be responsible for the compliance of the Premises with all covenants and restrictions of record (if any), laws, statutes, building and zoning codes, ordinances, permits and governmental orders, conditions of approval, rules and regulations (including, but not limited to, Title III of the Americans With Disabilities Act of 1990), as all of the same may be amended and supplemented from time to time (collectively “Legal Requirements”) including, without limitation, all Legal Requirements that pertain to the Building structure or any electrical or mechanical systems therein, any matters not specifically assigned as the responsibility of Tenant under this Lease and all matters involving the Common Areas. Tenant shall comply with all Legal Requirements pertaining to Tenant’s use and occupancy of the Premises, including without limitation such Legal Requirements that (i) pertain to Tenant’s personal property; or (ii) mandate alterations to the interior of the Premises as a result of modifications made to the Premises by Tenant. However, Tenant shall not have any obligation to comply with any Legal Requirements to the extent the Premises or the Building at the time the Premises are delivered to Tenant do not comply with such Legal Requirements. Landlord will be fully responsible for making all alterations and repairs to the Building and the Premises at its cost (which shall not be included as Operating Expenses), resulting from or necessitated by the failure by Landlord, Landlord’s contractor or agents, the Building or the Premises to comply with any such Legal Requirements. If Tenant identifies any non-compliance with any Landlord warranty contained in this paragraph, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s cost and expense.

(b)                                 Condition of Premises; Condition of Building.

Promptly after the mutual execution and delivery of this Lease, Landlord will commence Landlord’s Work (as defined below) and diligently prosecute the same to completion. Landlord shall be responsible for turning over to Tenant the Building shell in a broom-clean condition, free of debris other than relating to Tenant’s ongoing interior improvements work, on the Occupancy Date and with Landlord’s Work (including the installation of the elevator, boilers and chillers) completed in accordance with Landlord’s Lease Proposal dated 19 October 2010, which is incorporated herein by reference (“Landlord’s Work”), and Paragraph 10. Landlord represents and warrants that the Building shell has been designed to “LEED Gold” standards, and that promptly after completion of the tenant improvements and installation of the elevator, Landlord will apply for and pursue LEED certification, provided, however, that Landlord makes no representation or warranty as to whether such certification, at any level, will be obtained. Notwithstanding the foregoing, Landlord agrees that Tenant, its contractors, subcontractors and agents shall have use of the Property without payment of rent or other charges following full execution of this Lease for purposes of performing Tenant’s fit-up as set forth in Paragraph 10.

9.                                      CONDITION OF PREMISES.

Tenant acknowledges that Landlord and Landlord’s agents have made no representation or warranties as to the condition or use of the Premises, except as set forth herein and in the Lease Proposal dated October 19, 2010. At the expiration or earlier termination of this Lease, the Tenant shall remove all goods and effects not the property of Landlord and shall peaceably surrender the Premises in such condition as they are required to be maintained hereunder. Landlord agrees that at a date no later than the Occupancy Date, Landlord will have done all that can reasonably be done to ensure receipt of the LEED certification and will continue to do such things until receipt of such certification is received or finally refused. Landlord warrants that Landlord’s Work shall be performed in a good and workmanlike manner and shall be free of defects in materials and workmanship for a period of one (1) year from Tenant’s Occupancy Date.

10.                               DESIGN AND FIT UP.

All Tenant fit-up shall be provided by Landlord’s contractor, ReArch Company at Tenant’s sole cost. All design and fit-up shall be coordinated with the Tenant and shall be based on plans, specifications and permits secured and prepared by Tenant at Tenant’s cost (the “Working Drawings”). Tenant shall prepare the plans and specifications in accordance with LEED CI (Commercial Interiors) minimum base certification standards. Tenant shall have (i) retained an architect for design of the tenant improvements by April 8, 2011; (ii) executed and delivered this Lease by March 25, 2011; and (iii) obtained the Working Drawings no later than August 5, 2011. Landlord’s contractor, ReArch Company shall be paid a construction management fee of 5% of all costs associated with the fit-up exclusive of Tenant’s soft costs, furniture, fixtures and equipment. Within ten (10) business days following receipt of the Working

Drawings, ReArch Company shall solicit pricing from at least three (3) qualified subcontractors and vendors to perform various portions of the Tenant fit-up work (the “Work”) and shall present such pricing and bidders to the Tenant for review and approval. ReArch’s solicitation shall include (but not be limited to) qualified contractors and subcontractors identified to Landlord by Tenant. Tenant shall not unreasonably withhold its consent to the pricing bids, and such consent shall be provided (or rejected) by Tenant within ten (10) business days. Tenant may require that Tenant’s approved subcontractors and vendors be selected, even if such subcontractor or vendor was not the low bidder, it being the intent that Tenant has the authority over selection of key subcontractors, without substitution by ReArch. After such pricing approval by Tenant, ReArch Company shall present a Guaranteed Maximum Price Contract (the Contract) which shall include the sum of all approved subcontractor prices, approved materials and labor, general conditions and requirements and the 5% contractor’s fee, in substantially the form of standard AIA contract A 133-2009, and such Contract, in mutually agreeable form, shall be executed within ten (10) business days. Following execution of the Contract by all parties, Tenant shall not change or modify the Working Drawings in a material manner without the prior written consent of Landlord and ReArch, not to be unreasonably withheld, delayed or conditioned. Landlord shall approve or reject (with specific reasons for such rejection) any such modification within two (2) business days of Tenant’s request for the same. A failure to respond with such time period shall be deemed an approval of the requested modification. A material change shall be a change that would reasonably be expected to delay occupancy by more than two (2) business days or a change that requires modification to the structural portions of the Building or affects the cost of the Work. During construction of the Work, Tenant shall have the right to hire and utilize a “clerk of the works” to represent Tenant, at Tenant’s sole cost.

For each Tenant Delay, the Occupancy Date (but not the Rent Commencement Date) shall be delayed on a day-for-day basis. For each Landlord Delay, the Rent Commencement Date and the Occupancy Date shall be delayed on a day-for-day basis. Except for the foregoing, Landlord shall have no liability for, and the Lease shall not be void or voidable for, any delay in substantial completion of the tenant improvements except as otherwise provided in this Lease.

For purposes of this Paragraph 10, “Tenant Delay” means any delay to the extent caused in whole or in part by the following:

(a)                                 Tenant’s failure to meet any of the dates or deadlines set forth in this Paragraph 10;

(b)                                 a material breach by Tenant of the terms of this Lease that causes a delay;

(c)                                  Tenant’s requirement for materials, components, finishes or improvements not specified in the original construction contract and which are not available in a commercially reasonable time given the anticipated Occupancy Date; or

(d)                                 Any other acts or omissions of Tenant, or its agents or employees, that delays or impedes the construction of the tenant improvements, unless such acts or omissions are due to matters beyond Tenant’s reasonable control.

For purposes of this Paragraph 10, “Landlord Delay” means any delay to the extent caused in whole or in part by the following:

(a)                                 Landlord’s failure to meet any of the dates or deadlines set forth in the this Paragraph 10;

(b)                                 Any other acts or omissions of Landlord, or its agents or employees, that delays or impedes the construction of the tenant improvements.

Tenant has initially designated Howard Malovany as its sole representative with respect to the matters set forth in this Paragraph 10, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Paragraph 10, provided however that Howard Malovany may designate authority, or limited authority, to one or more individuals by written notice to Landlord.

Tenant shall require contractors and subcontractors that have access to the Building for Tenant’s fit-up work to carry excess liability and products and completed operations coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in the aggregate, and in form and with companies as are required to be carried by Tenant pursuant to Paragraph 15 of this Lease. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises as a result of such early entry, unless any such loss or damage was caused by Landlord’s willful misconduct, negligence or breach of this Agreement.

11.                               ALTERATIONS AND IMPROVEMENTS.

Tenant shall not alter any structural component of the Building (including the roof and roof membrane), nor perform any alterations, additions or improvements which would affect the exterior of the Building or the Property, except that Landlord acknowledges and agrees (i) that Tenant contemplates removing a steel column on the third floor of the Building as a part of Tenant’s fit-up, which Tenant may do so long as the contractor is the same as that which installed the column upon construction, and further that (ii)Tenant shall have the right to designate a portion of the Property not within the Building as a Smoking Area and, at its expense, Tenant may provide for the accommodation of its employees, agents and invitees who do smoke, so long as such Smoking Area does not unreasonably interfere with or impact the appearance or use of the Premises or surrounding Technology Park complex.

In addition, no other alteration, addition, or improvement to the Premises costing more than Fifty Thousand Dollars ($50,000.00) shall be made by Tenant without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Tenant shall not be required to obtain Landlord’s consent to interior painting, redecorating, nor for the installation of window coverings so long as the same are of the same character as other existing buildings at Technology Park, nor shall Tenant be required to use Landlord’s contractor for any work that is anticipated to cost $50,000.00 or less. Landlord may impose, as a condition of its consent, such reasonable requirements as it chooses in its discretion, including without limitation relating to times of construction, locations of access and storage for construction materials and workers, the provision of contractors’ insurance, and the posting of notices of non-responsibility. All work with respect to any alteration, addition or improvement must be done in a good and workmanlike manner and be diligently prosecuted to completion.

Tenant may place any interior signage at the Premises that conforms to the applicable laws and regulations, and is consistent with the signage plan at Technology Park. Tenant shall have the exclusive right to place its logo and name on the existing monument sign at the eastern side of the Property, at Tenant’s sole cost. Tenant shall first ask permission from Landlord to erect any other exterior signs, such permission not be unreasonably withheld, conditioned, or delayed so long as such signage is at Tenant’s sole cost, is in conformity with all building and zoning codes and applicable permits, and is of a character similar to other exterior signage at Technology Park (including, without limitation, no flashing or animated signs), and provided that nothing in the foregoing restricts Landlord’s rights to grant exclusive naming rights to any other structure at Technology Park.

Any alteration, addition, or improvement made by Tenant during the term of this Lease shall become the property of Landlord upon the expiration or other sooner termination of this Lease unless Tenant notifies Landlord not less than two hundred and seventy (270) days prior to the expiration of the Lease that Tenant desires to remove such alterations, additions or improvements. For purposes of clarification, (i) if Tenant elects to remove any alterations, additions or improvements (other than its personal property, furniture, fixtures and equipment), then Tenant must remove all such alterations, additions or improvements, i.e., Tenant may not selectively remove only certain alterations, additions or improvements, and (ii) irrespective of its decision with respect to interior improvements, Tenant may remove any backup generator installed by it at its cost, on the pad on the western exterior of the Building. If Tenant does elect removal of interior improvements, Tenant may remove such alterations, additions or improvements provided that Tenant repairs any damage to the Premises caused by such removal. Landlord shall not have a right to require removal of alterations, additions or improvements at the end of the term.

12.                               TENANT’S DEFAULT.

A “default” shall be defined for all purposes of the Lease as follows:

(a)                                 Failure to make due and punctual payment of any Base Rent or other sums payable under this Lease when and as the same shall become due and such failure shall continue for a period of ten (10) days after receipt by Tenant of written notice thereof; or

(b)                                 Failure by the Tenant to maintain the insurance required hereunder, and such failure is not cured within ten (10) days after receipt by Tenant of written notice thereof,

(c)                                  Failure by the Tenant in the performance or compliance with any of the agreements, terms, covenants or conditions in this Lease other than those referenced in the foregoing subparagraph (a) or (b), and such failure shall not be cured within a period of thirty (30) days after written notice by the Landlord to the Tenant specifying the failure, or, in the case of a failure which cannot with due diligence be cured within said thirty (30) day period, if the Tenant fails to commence within said thirty (30) day period the steps necessary to cure the same and thereafter to prosecute the cure of such failure with due diligence, provided that such cure is in any event effected within seventy-five (75) days; or

(d)                                 If the Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or if there shall be appointed a receiver or trustee of all or substantially all of the property of the Tenant, or if the Tenant shall make an assignment for the benefit of creditors; or

(e)                                  If the Tenant shall vacate the Premises, and any such condition shall continue for a period of twenty (20) days after written notice from the Landlord, provided that it shall not be a “default” so long as (i) all Rent is being timely paid, (ii) the Premises are being maintained as a first-class office building, and (iii) no waste or security problems occur as a result of such vacation.

Upon the occurrence of one or more events of default, in addition to any other rights or remedies the Landlord may have, the Landlord shall have the right to immediately re-enter and regain possession of the Premises and to exclude the Tenant from further use, occupancy, and enjoyment thereof. In particular, but not by way of limitation, the Landlord may in the event of such uncured default, remove all persons and property from the Premises and may store such property in a public warehouse or elsewhere at the cost of and for the account of the Tenant, all as may be permitted by applicable law. Should the Landlord elect to re-enter, as provided herein, or should the Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, this Lease shall terminate. The Landlord shall use reasonable efforts to relet the Premises or any part thereof for such term or terms which may be for a term extending beyond the term of this Lease, and at such rental and upon such other terms and conditions as the Landlord, reasonably deems advisable. Upon such reletting, all rental thereby received by the Landlord shall be applied: first, to the payment of any reasonable costs and expenses of such reletting, including brokerage fees and attorneys’ fees, and costs of any such alterations and repairs as the Landlord may make to facilitate such re-rental; second, to the payment of any Base Rent or other amounts due hereunder from the Tenant to the Landlord; and, third, the residue, if any, shall be held by the Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rent received from such reletting during any month be less than that to be paid during the month by the Tenant hereunder, the Tenant shall pay any such deficiency to the Landlord, Should the Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, the Landlord may within twelve (12) months after such termination upon notice to the Tenant, elect to recover, in lieu of other damages, from the Tenant all damages the Landlord may incur by reason of such default, including the costs of recovering the Premises, reasonable attorneys’ fees, together with the worth at the time of such termination of the excess, if any, of the amount of rent and other sums payable by Tenant hereunder for the remainder of the then current term (without any extension) over the then reasonable rental value of the Premises for the remainder of such term, all of which amounts shall be immediately due and payable from the Tenant to the Landlord.

Notwithstanding anything to the contrary in this Lease, neither party shall be liable to the other for any speculative, punitive or consequential damages.

13.                               LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS, AND TENANT’S RIGHT TO PERFORM LANDLORD’S OBLIGATION OF MAINTENANCE AND REPAIR.

If the Tenant is in default of any provision of this Lease, other than the provisions requiring the payment of rent, and the Landlord shall give to the Tenant written notice of such default, and if the Tenant shall fail to commence to cure such default within thirty (30) days after the receipt of such notice, and diligently pursue such cure, then the Landlord may cure such default for the account of the Tenant, and any sums reasonably expended by the Landlord in connection therewith shall be deemed to be additional rent and payable with rent which shall next become due. Once Tenant pays the amount as additional rent, Tenant’s default shall be deemed cured for all purposes.

Other than in emergency situations, if Tenant believes that the Landlord is in default of any of its obligations of repair or maintenance under this Lease, Tenant shall first provide written notice to Landlord, specifying the nature of the alleged default. If the same has not been cured or satisfactorily addressed by Landlord within fifteen (15) days of such written notice (subject to force majeure), then (i) Tenant shall send a second written notice to Landlord, specifying in bold type that Tenant intends to cure such default itself, and (ii) if Landlord has not cured or addressed the default within ten (10) days of the second written notice, then, Tenant may contract for and perform said repairs or maintenance, and the Landlord, within thirty (30) days after receipt from Tenant of written receipts/invoices/work orders and canceled checks to support the claim for reimbursement, shall reimburse Tenant for the cost of said repairs and maintenance. If the Landlord’s failure to repair or maintain causes an emergency situation in the Premises which threatens the health or safety of Tenant’s occupants, or an immediate threat to the properly of Tenant, Tenant is authorized (but not required) to take reasonable remedial action and to promptly contact Landlord using commercially reasonable attempts, and Landlord will promptly reimburse Tenant for any costs associated with such remedial action upon presentation of reasonable documentation in substantiation of the emergency costs.

14.                               RIGHT OF ACCESS.

Upon reasonable prior notice from the Landlord to the Tenant, the Landlord and its representatives may enter the Premises at reasonable times for the purpose of inspecting the Premises, performing any work on the Premises which the Landlord is authorized or obligated to undertake, exhibiting the Premises for sale or lease, or mortgage financing, or posting any required notices. Landlord shall use reasonable efforts to minimize any disruption of Tenant’s activities at the Premises, and except in the event of emergency or when a default has occurred and is continuing, Landlord shall not enter Tenant’s vaults and special security areas designated in advance by Tenant without accompaniment by a representative of Tenant, provided that shall reasonably cooperate with such request for accompaniment.

15.                               INSURANCE.

During the term of this Lease, the Tenant, at its sole cost and expense, shall carry and maintain the following types of insurance in the amounts specified:

(a)                                 Property insurance covering the betterments, improvements, and contents of Tenant against loss or damage by fire, vandalism and other perils in an amount not less than full replacement cost.

(b)                                 Commercial general liability insurance, including property damage, insuring against liability for injury to persons or property occurring in or about the Premises or arising out of the Tenant’s use or occupancy thereof. The liability under such insurance shall not be less than Two Million Dollars ($2,000,000.00) each occurrence for bodily injury and/or property damage. Landlord and any lender having a security interest in the Premises shall be listed as an additional insured on Tenant’s liability insurance policy.

All insurance policies maintained by Tenant pursuant to the terms of this Lease shall be issued by insurance companies authorized to do business in the State of Vermont. All such insurance policies shall require the insurance carriers to provide the Landlord with at least thirty (30) days written notice prior to termination or cancellation of any policy. At the commencement of the term of this Lease and thereafter not less than fifteen (15) days prior to the expiration date of any policy required hereunder, Tenant shall deliver to Landlord certificates of insurance in form and substance acceptable to Landlord.

Landlord shall keep the Building and the Property insured against damage and destruction by fire, vandalism, and other perils in the amount of the full replacement value of the Building and other improvements, as the value may exist from time to time. The insurance shall include an extended coverage endorsement of the kind required by an institutional lender to repair and restore the Building.

The Landlord shall maintain contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of Two Million Dollars ($2,000,000.00) for personal injuries or deaths of persons occurring in or about the Building, the Property, or the Premises.

16.                               WAIVER OF SUBROGATION.

Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property, including the Building and the Premises caused by fire or any of the extended coverage or supplemental contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party or anyone for whom such other party shall be responsible; provided, however that any such release shall not adversely affect or impair any insurance policies required to be maintained hereunder, or prejudice the right of the releasor to recover under such policies. Landlord and Tenant agree that each will require its insurance carrier to include in its policy a clause or endorsement confirming the foregoing. If extra costs shall be charged therefore, the insuring party shall advise the other thereof and the other party, at its election, may pay the same, but shall not be obligated to do so; provided, however, if the other party does not pay such extra cost then the first party need not include in its policy such a clause or endorsement.

17.                               TENANT’S PROPERTY.

(a)                                 The Landlord, its agents, contractors, or employees, shall not be liable for any damage to properly of the Tenant or of others located on the Premises or entrusted to its employees nor for the loss of any such property by theft or otherwise, and Landlord, its agents, contractors, or employees shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, wind, water, rain, snow or ice which may leak into the Premises from pipes, appliances or plumbing systems or from the street or from any other place, or from dampness or from any other cause whatsoever, unless caused by or due to the willful or negligent act or omission of the Landlord or its agents, contractors, or employees, or caused by a breach by Landlord of its obligations under this Lease. Except as otherwise provided in this Lease, all property of the Tenant or of others kept or stored on the Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall hold the Landlord harmless from any claims arising out of any damage to the same.

(b)                                 If the Tenant is in default under the terms of this Lease and vacates or abandons the Premises (or after 15 days from the termination or expiration of this Lease), any property that the Tenant leaves on the Premises shall be deemed to have been abandoned and may either be retained by the Landlord as its own property or may be disposed of at public or private sale as the Landlord sees fit. Any property of the Tenant sold at public or private sale or retained by the Landlord shall have the proceeds of any such sale, or the then current fair market value of any property retained by the Landlord as reasonably determined by the Landlord, applied by the Landlord against (i) any expenses of the Landlord for removal, storage or sale of such property, (ii) any unpaid Base Rent or other amounts payable under this Lease and (iii) any damages or other amounts to which the Landlord may be entitled under this Lease. The balance of such amounts, if any, shall be paid to the Tenant at the address set forth herein for notices to the Tenant.

The Landlord hereby waives any statutory lien or other security interest that it now or hereafter may have (unless affirmatively granted by the Tenant) in the goods, equipment and other personal property of the Tenant presently, or which may hereafter be, situated on the Premises.

18.                               QUIET ENJOYMENT.

Landlord covenants and agrees with Tenant that upon Tenant paying said rent, and performing all the covenants and conditions aforesaid, on Tenant’s part to be observed and performed, Tenant shall and may peaceable and quietly have, hold and enjoy the Premises hereby demised, twenty-four hours a day, seven days a week, for the term aforesaid as the same may be extended or renewed, subject, however, to any current or future underlying mortgages (subject to Paragraph 22).

19.                               ASSIGNMENT AND SUBLETTING.

This Lease may not be assigned or the Premises sublet by the Tenant without the express written consent of the Landlord, which shall not be unreasonably withheld, conditioned, or delayed, provided that it shall be reasonable for Landlord to withhold consent if the proposed assignee or sublessee is not appropriate for the tenant mix at Technology Park. However, Tenant may assign this Lease or sublease part or all of the Premises without Landlord’s consent to:

(i)            any corporation, partnership, or other entity that controls, is controlled by, or is under common control with, Tenant; or

(ii)           any corporation or other entity resulting from the merger or consolidation with Tenant or to any entity that acquires all or substantially all of Tenant’s assets as a going concern of the business that is being conducted on the Premises, as long as the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant.

Any purported assignment or subleasing of the Premises or any portion thereof in violation of this Paragraph 19 shall be a default under this Lease, and shall be void as a matter of law.

20.                               INDEMNIFICATION.

Tenant’s Indemnity. Tenant indemnifies, defends, and holds Landlord harmless from all costs and claims which are:

(a)           for personal injury, death, or property damage; and

(b)           for incidents occurring in or about the Premises or Building or Property;

(c)           caused by the negligence or willful misconduct of Tenant, any invitee or guest of Tenant, or those parties for whose conduct the Tenant is legally responsible; or

(d)           resulting from or relating to a Tenant default under this Lease.

When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant’s agents, employees, or invitees, Tenant’s duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Tenant’s allocable share of the joint negligence or willful misconduct.

Landlord’s Indemnity. Landlord indemnifies, defends, and holds Tenant harmless from all costs and claims which are:

(a)           for personal injury, death, or property damage; and

(b)           for incidents occurring in or about the Premises or Building or Property;

(c)           caused by the negligence or willful misconduct of Landlord, or those parties for whose conduct the Landlord is legally responsible, or by Landlord’s breach of or its default in its obligations under this Lease; or

(d)           resulting from or relating to a Landlord default under this Lease.

When the claim is caused by the joint negligence or willful misconduct of Landlord and Tenant or Landlord and a third party unrelated to Landlord, except Landlord’s agents, employees, or invitees, Landlord’s duty to defend, indemnify, and hold Tenant harmless shall be in proportion to Landlord’s allocable share of the joint negligence or willful misconduct.

21.                               CONDEMNATION.

If at any time during the term of this lease a substantial portion of the Premises (meaning thereby so much as shall render the Premises substantially unusable by Tenant, as reasonably determined by Tenant, or which reduces available parking to below the level required by applicable zoning) shall be taken by exercise of the right of condemnation or eminent domain or by agreement between Landlord and those authorized to exercise such rights (which such agreements Landlord may enter into in its sole discretion) (all such proceedings being collectively designated as a “taking in condemnation” or a “taking”), this Lease shall terminate and expire on the date of the taking and the rent and other amounts payable by Tenant hereunder shall be apportioned and paid to the date of the taking. Tenant shall have no right to interpose, prosecute or collect a claim against the Landlord in any proceedings for taking in condemnation for the loss of the value of this Lease or improvements made by the Tenant to the Premises; provided, however, that the Tenant may claim and recover from the condemning authority, but not from the Landlord, such compensation as may be separately awarded or recoverable by the Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of any taking in condemnation, any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures and equipment, the remaining value of Tenant’s leasehold interest, Tenant’s relocation expenses, Tenant’s business dislocation expenses, and any other award that would not reduce the award payable to Landlord. Except as expressly set forth in the immediately preceding sentence, any award for the value of the land, buildings and improvements and loss of rent shall belong to the Landlord. If the title to less than a substantial portion of the Premises shall be taken in condemnation so that the business conducted on the Premises (as reasonably determined by Tenant), can be continued without material diminution, this Lease shall continue in full force and effect. If the taking does not amount to a substantial portion but does materially adversely affect the Tenant’s ability to conduct Tenant’s business on the Premises, the rent from and after the date of the vesting of title in the condemnor shall be equitably adjusted to reflect the diminished value of the Premises to the Tenant as a direct result of the condemnation. Any award for a partial taking shall be vested as set forth herein relating to total taking in condemnation.

22.                               PRIORITY OF MORTGAGES; NON-DISTURBANCE.

This Lease shall be subject and subordinated to the lien of all mortgages and deeds of trust at all times in any amount or amounts whatsoever that may now exist or hereafter be placed on or against the Building or Property, or on or against Landlord’s interest or estate therein, all without the necessity of having further instruments executed on the part of Tenant to effectuate such subordination, provided that so long as no default has occurred hereunder, Landlord shall obtain from every current or future lender, mortgagee, and holder of a deed of trust upon the Property or the Premises (each a “Senior Lender”), an agreement in recordable form wherein (i) the Senior Lender(s) agree not to disturb Tenant’s possession, deprive Tenant of any rights, or increase Tenant’s obligations under the Lease so long as Tenant is not in default under the Lease beyond applicable grace and cure periods, and (ii) Tenant agrees to attorn to such Senior Lender(s) should any of them take possession of or title to the Properly or the Premises (“SNDA”). The SNDA shall be substantially in accordance with the contents of the form identified as Exhibit F, attached hereto and made a part hereof by reference, or such other agreement as Senior Lender may reasonably require, and each of Landlord and Tenant shall bear their own costs of negotiating any SNDA. Landlord represents and warrants to Tenant that there is no current Senior Lender or other lender with an interest in the Property or Premises.

Tenant covenants and agrees that it has no power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach or be placed upon the Property or the Premises. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Property or the Premises, or any portion thereof, and, in case of any such lien attaching, Tenant shall cause it to be immediately released and removed of record. If such lien is not released and removed on or before the date that is ten (10) days after notice of such lien is delivered to Tenant, Landlord may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed additional Rent hereunder and shall immediately be due and payable by Tenant.

Notwithstanding the foregoing, Landlord agrees that it will reasonably consent to Tenant obtaining financing that may be secured by Tenant’s leasehold interest, subject to Landlord obtaining a customary attornment agreement with the lender wherein (i) the lender(s) agree to perform Tenant’s obligations under the Lease, in the event of a Tenant default under the Lease, and (ii) Landlord agrees to allow the lender(s) to exercise Tenant’s rights under the Lease and assign or sublease the leasehold interest (subject to Paragraph 19) in the event of an event of default under the leasehold mortgage, subject to curing any defaults under the Lease.

23.                               CUMULATIVE REMEDIES.

The remedies of the Landlord and Tenant herein shall be cumulative and not alternative, and not exclusive of any other right or remedy available to the Landlord or Tenant.

24.                               HOLDOVER TENANCY.

Any holding over by the Tenant after the termination of this Lease shall be on a day to day basis at the rate of (i) 150% of the Base Rent, plus (ii) applicable Operating Expenses and utility charges in effect at the time of the holding over prorated on a daily basis. The covenants and agreements contained herein shall remain in force during the period of any holding over insofar as applicable.

25.                               HAZARDOUS SUBSTANCES.

Except for materials used, stored or handled in the ordinary course of Tenant’s business, in compliance with all applicable laws and regulations, the Tenant shall not handle, process, store, release or use any hazardous or toxic materials in or on the Premises without the express written consent of the Landlord, which may be withheld in its sole discretion. In connection with the Tenant’s use or occupancy of the Premises, the Tenant shall comply in all respects with any applicable law, ordinance, regulation or ruling relating to environmental protection or the presence, use, generation, storage, release, containment or disposal of hazardous or toxic materials. The Tenant shall indemnify, defend and hold the Landlord harmless from and against any and all damage, cost, loss, liability and expense (including reasonable attorney’s fees) which may be incurred by the Landlord by reason of, resulting from, or arising in any manner whatsoever out of the breach of the obligations of the Tenant contained in this paragraph. Landlord represents, warrants and covenants to Tenant that the Premises are free of Hazardous Substances as that term is defined and used in the federal Comprehensive Environmental Response, Compensation and Liability Act (other than reasonable quantities typically associated with normal office activities) and are presently and shall remain in compliance in all material respects with all applicable laws, regulations and ordinances. Landlord shall, at Landlord’s sole expense, remove from the Premises any existing Hazardous Substances (including, but not limited to. asbestos-containing materials), not later than the Occupancy Date. Landlord shall indemnify, protect and hold harmless Tenant from and against any and all claims, demands, liabilities, actions, suits, proceedings, judgments, losses, damages (including punitive damages), fines, penalties, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees) arising from (i) a breach of any representation or warranty of Landlord set forth in this paragraph; and (ii) any violation or alleged violation of any Environmental Law, except that which is caused by Tenant. The foregoing indemnification obligation shall survive the expiration of earlier termination of this Lease.

26.                               RECORDING OF LEASE.

This Lease shall not be recorded by or on behalf either party. Either of the Landlord or the Tenant may request that both parties agree to and sign and record a notice of lease stating the names of the parties, the description of the Premises, the term of this Lease, and such other additional information as may be reasonably necessary to accurately reflect the terms of this Lease, and to protect the legitimate interests of the Landlord and the Tenant against third parties.

27.                               RENEWAL OF LEASE.

The Tenant shall have the rights to extend the Initial Term of this Lease set forth in Exhibit C attached hereto and made a part hereof. Except as set forth in Exhibit C, any renewal Term shall be upon all of the terms and conditions of this Lease, except no further renewals or extensions of this Lease shall be permitted. As a condition precedent to the Tenant’s exercise of any right of renewal provided by Exhibit C, the Tenant must not be in default beyond any applicable notice and cure provided herein, Tenant shall exercise each renewal, if at all, not less than two hundred seventy (270) days prior to the end of the then existing term. Renewal shall be by written notice delivered to the Landlord.

28.                               NOTICES.

Whenever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease, such notice or demand shall be given or served in writing and sent to Landlord and Tenant at the addresses set forth below. All such notices shall be sent by (i) certified or registered mail, return receipt requested, and shall be effective three (3) days after the date of mailing if so sent; (ii) Federal Express or similar overnight courier and shall be effective one (1) day after delivery to Federal Express or similar overnight courier; or (iii) personal service and shall be effective on the same day as such service. Any such address may be changed from time to time by either party serving notices to the other as provided above.

Notices to Landlord:	124 Technology Park Way, LLC
Mr. John Illick
30 Community Drive – Suite # 4
South Burlington, VT 05403

with a copy to:	Paul Frank + Collins, P.C.
Attn: Real Estate Group
One Church Street
Burlington, VT 05402

Notices to Tenant:	Green Mountain Coffee Roasters, Inc.
Mr. Howard Malovany, Vice President and General Counsel
33 Coffee Lane
Waterbury, Vermont 05676

with a copy to:	Sheehey Furlong & Behm P.C.
30 Main Street, Sixth Floor
P.O. Box 66
Burlington, VT 05402

29.                               LIMITATION OF LIABILITY; JOINT AND SEVERAL LIABILITY.

Notwithstanding anything to the contrary contained in this Lease, Tenant agrees and understands that Tenant shall look solely to the estate in the Property of Landlord and any other property of Landlord, including, but not limited to, all rents, profits and proceeds therefrom, for the enforcement of a judgment (or other judicial decree) requiring the payment of money by Landlord to Tenant by reason of default, breach or event of default of Landlord in performance of its obligations under this Lease, it being intended that there will be absolutely no personal liability on the part of Landlord, the investors in Landlord, or of Landlord’s partners, if any, shall be subject to levy, execution, attachment or any other legal process for the enforcement or satisfaction of the remedies pursued by Tenant in the event of such default, breach, or event of default, this exculpation of liability to be absolute and without exception whatsoever.

30.                               DAMAGE OR DESTRUCTION OF PREMISES.

(a)                                 In the event that the Premises, the Building, or the other improvements at the Property are damaged or destroyed by fire, windstorm, or any other casualty to such an extent that it shall appear unlikely under the existing conditions, as reasonably determined by Tenant, that such damage could be repaired within ninety (90) days from the date such work commences, then Tenant shall have the privilege of terminating this Lease as of the date of such event (notwithstanding any provisions in the Lease to the contrary) by furnishing written notice to Landlord to that effect not more than thirty (30) days after such event; and upon such election by

Tenant, the rental hereunder shall be prorated and paid or refunded, as the case may be, as of the date the damage occurred.

(b)                                 If, however, the nature of such damage is such that the Building, the Premises, or other improvements at the Property, as reasonably determined by Tenant, could reasonably be repaired or reconstructed substantially to its former condition within ninety (90) days from the date such work commences, or if Tenant did not exercise its aforementioned privilege to terminate this Lease, then in either or such events, Tenant shall not be entitled to surrender this Lease, but Landlord shall with reasonable due diligence commence to repair and restore the Premises to a condition at least equivalent to that prevailing immediately prior to the happening of such casualty with all reasonable dispatch, and in any event, in the absence of unavoidable delay, such repair or restoration to be completed within ninety (90) days from the date such work commences, or such other period of time as Tenant and Landlord may agree upon in writing, and if, during the period of such repair or restoration, Tenant is deprived of occupancy of all or any part of the Premises for Tenant’s accustomed use thereof, then, to the extent that Tenant may be unable reasonably to conduct its regular business therein, Tenant shall receive a proportionate reduction from its rental obligation hereunder corresponding to the time during which, and the proportion of said Premises from which, Tenant shall have been so deprived. In all events, the Tenant shall have the further option of terminating this Lease should repairs to or restoration of the Premises not be complete within six months of the date of the casualty.

31.                               WARRANTIES AND REPRESENTATIONS

Landlord represents and warrants to Tenant as follows:

(a)                                 124 Technology Park Way, LLC has been duly authorized and has the full power, right and authority to enter into this Lease and to perform all of its obligations under this Lease and to execute and deliver all documents required by this Lease and neither this Lease nor the transactions contemplated hereby constitute a violation or breach of their respective articles of association or bylaws or any contract, agreement, decree, order, or judgment by which it is bound.

(b)                                 Landlord has good and marketable title to the Property, together with all easements and other real property rights for the use of the Building and Property as presently constructed;

(c)                                  The Property and the Building shell are in conformity and in compliance with all applicable zoning, subdivision, Act 250, environmental, land use laws, regulations, and codes of governmental authorities having jurisdiction over the Property, and with any applicable covenants or restrictions.

(d)                                 Landlord has obtained all permits, licenses, easements and approvals necessary for the construction and operation of the Building shell and the Property, including, without limitation, the storm water system serving the Property.

(e)                                  Landlord has no knowledge of any pending or threatened proceedings to change the zoning of the Property, either with respect to use or dimensional limitations.

(f)                                   There are no litigation or proceedings pending, or to Landlord’s knowledge, threatened, against or relating to the Property which if adversely decided would adversely affect Tenant’s rights under this Lease.

(g)                                  To the best of Landlord’s knowledge, no Hazardous Substances have ever been used, handled, manufactured, generated, produced, stored, treated, processed, transferred, or disposed of at the Property except in compliance with applicable federal, state and local laws, ordinances, rules and regulations, that any release or discharge of any Hazardous Substances has occurred on, at, to, or from the Property, that any Hazardous Substances exist on the Property, that any condition currently exists which poses a substantial likelihood of such a release or discharge, and that any litigation or proceedings are pending or threatened alleging a violation of federal, state or local laws, ordinances, rules or regulations pertaining to hazardous materials or the existence, release or discharge of Hazardous Substances at, on, from, or to the Property.

Tenant represents and warrants to Landlord as follows:

(a)                                 Green Mountain Coffee Roasters, Inc. has been duly formed and is in good standing in the State of Delaware, and has been duly authorized and has the full power, right and authority to enter into this Lease and to perform all of its obligations under this Lease and to execute and deliver all documents required by this Lease and neither this Lease nor the transactions contemplated hereby constitute a violation or breach of their respective articles of association or bylaws or any contract, agreement, decree, order, or judgment by which it is bound.

(b)                                 There are no litigation or proceedings pending, or to Tenant’s knowledge, threatened, against or relating to Tenant which if adversely decided would adversely affect Tenant’s obligations under this Lease and its ability to perform the same.

32.                               MISCELLANEOUS.

(a)                                 If not included within Operating Expenses, Tenant shall pay its own separate utility charges for water, electricity, and heating and cooling expenses.

(b)                                 In any litigation between the parties regarding this Lease, the losing party shall pay to the prevailing party all reasonable expenses and court costs including attorneys’ fees incurred by the prevailing party, including cost of appeal, if any. A party shall be considered the prevailing party if:

(1)                                 it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party’s voluntary action before arbitration (after it is scheduled), trial, or judgment;

(2)                                 the other party withdraws its action without substantially obtaining the relief it sought; or

(3)                                 it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.

(c)                                  Within twenty (20) days of written request from either party, the other party shall execute and deliver an estoppel certificate summarizing such facts and conditions of this Lease and such requesting party’s leasehold estate, as such party may reasonably request.

33.                               WAIVER.

The failure of the Landlord or Tenant to insist upon strict performance of any of the terms, conditions and covenants herein, shall not be deemed a waiver of any rights or remedies that the Landlord or Tenant may have and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained.

34.                               INVALIDITY OR INAPPLICABILITY OF CLAUSE.

If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

35.                               CAPTIONS.

The headings and captions contained in the Lease are inserted for convenience of reference only, and are not to be deemed part of or to be used in construing this Lease.

36.                               SUCCESSORS OR ASSIGNS.

The covenants and agreements herein contained shall, subject to the provisions of this Lease bind and inure to the benefit of the Landlord, its successors and assigns, and Tenant, its successors and assigns, except as otherwise specifically provided herein.

37.                               ENTIRE AGREEMENT; AMENDMENTS.

It is expressly understood and agreed by and between the parties hereto that this Lease sets forth all the promises, agreements, conditions, inducements and understandings between the Landlord and the Tenant relative to the Premises and that there are no promises, agreements, conditions, understandings, inducements, warranties or representations, oral or written, express or implied, between them other than as herein set forth and shall not be modified in any manner except by an instrument in writing executed by the parties.

38.                               BROKER. Intentionally Omitted.

39.                               CONFIDENTIALITY.

From and after the mutual execution and delivery of this Lease, Landlord shall not issue any news releases, advertising or promotional releases of any kind relating to the parties execution of this Lease or their activities hereunder without the prior written approval of Tenant, not to be unreasonably withheld or delayed, provided that nothing in the foregoing restricts Landlord’s ability to respond to any governmental authority or judicial proceeding. Landlord agrees that neither this Lease, nor copies thereof, shall be shared with or distributed to prospective tenants, subtenants or licensees of Landlord or Landlord’s affiliates, subsidiaries, successors or assigns.

40.                               OPTION FOR DEVELOPMENT RIGHTS.

Tenant shall have the option to develop or cause to be developed any existing or future lot with a boundary or boundaries adjoining the Property contiguous to the east, currently identified by Landlord as Lot 3, containing 4 acres, more or less, and Lot 4, containing 5.75 acres, more or less, of Technology Park (the “‘Adjacent Property”) pursuant to the provisions of Exhibit G hereof. This Lease is contingent upon Exhibit G being executed by a duly authorized agent of Technology Park Campus LLC, owner of the Adjacent Property and an affiliate of Landlord.

41.                               COUNTERPARTS.

This Lease may be executed in any number of counterparts and may be executed by facsimile. Each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Signatures pages to follow

IN WITNESS WHEREOF, the parties have executed this lease the day and year first above written.

In the presence of:	LANDLORD:
124 Technology Park Way, LLC

/s/ Sara E. Skomitz	By:	/s/ John Illick
Witness		Its Duly Authorized Agent

TENANT:
Green Mountain Coffee Roasters, Inc.

/s/ Kathy Brooks	By:	/s/ Lawrence J. Blanford
Witness		Lawrence J. Blanford
President and Chief Executive Officer

STATE OF VERMONT
CHITTENDEN COUNTY, SS.

At Burlington, this 21st day of March, 2011, personally appeared John Illick, and he/she acknowledged the foregoing instrument, by him/her signed, to be his/her free act and deed, and the free act and deed of Landlord.

	Before me,	/s/ Diane M. McCarthy
Notary Public

	Print name:	Diane M. McCarthy

My commission expires: 2/10/15

STATE OF VERMONT
Washington COUNTY, SS.

At Waterbury, this 18th day of March, 2011, personally appeared Lawrence J. Blanford, and he/she acknowledged the foregoing instrument, by him/her signed, to be his/her free act and deed, and the free act and deed of Tenant.

Before me,	/s/ Christine Fitzgerald
Notary Public

Print name:	Christine Fitzgerald

My commission expires:

CHRISTINE FITZGERALD
Notary Public. State of Vermont
My Commission Expires Feb. 10, 2015